CONTACT:	Brian J. Begley
Vice President - Investor Relations
Atlas Energy Resources, LLC
215/546-5005
215/553-8455 (fax)

___________________________________________

     ATLAS ENERGY RESOURCES, LLC ANNOUNCES HORIZONTAL
MARCELLUS SHALE WELL WITH INITIAL RATE OF PRODUCTION OF
10.1 MMCFE PER DAY

Pittsburgh, PA — May 6, 2009 - Atlas Energy Resources, LLC (NYSE: ATN) (“Atlas Energy” or “the Company”) announced today that its third horizontal Marcellus Shale well had achieved an initial 24-hour rate into a pipeline of 10.1 million cubic feet of natural gas equivalents (“Mmcfe”). Company Chief Executive Officer Edward E. Cohen noted that “I am very proud of our greatly-strengthened Marcellus drilling and completion teams which have achieved this incredible result so early in our now greatly expanded horizontal Marcellus program. We were pleased by our first two Marcellus horizontal wells, whose results were quite satisfactory as initial efforts, but the present success --- coming so early in our program --- augurs, I believe, Atlas's emergence as a major player in the horizontal development of the Marcellus Shale. We now look forward to early announcement of the results from our next 5 horizontal wells already drilled and cased…we are truly excited.”

Atlas Energy has now successfully drilled and cased eight horizontal Marcellus Shale wells in southwestern Pennsylvania since commencing its horizontal drilling program in the fourth quarter of 2008. Three of these wells have been turned into line and have achieved an average initial rate of production of approximately 5 Mmcfe over a 24-hour period. During the remainder of 2009, the Company plans to turn into line an additional 12 horizontal Marcellus Shale wells, including the five horizontal wells already drilled and cased. All of these wells will be drilled as joint ventures, through the Company’s drilling programs or with industry partners. Upon closing of the recently announced merger with Atlas America, Inc. (NASDAQ: ATLS), Atlas Energy intends to commence a horizontal drilling program in the Marcellus Shale solely for its own account. The Company intends to drill at least 24 horizontal Marcellus Shale wells for its own account during 2010.

Richard D. Weber, President and Chief Operating Officer, noted that Atlas' success in horizontal drilling complements its industry-leading position in vertical Marcellus production: “After pioneering the two-stage frac technique for vertical wells, we now lead the industry with an average initial 24-hour rate of production of 2 Mmcfe per day. With one of the leading technical and operating teams in the Marcellus Shale and 546,000 Marcellus acres, 274,000 of which are largely delineated in the sweet spot of southwestern Pennsylvania, we now expect the same leading results from our horizontal program.”

Atlas Energy Resources, LLC is one of the largest independent natural gas producers in the Appalachian and Michigan Basins. The Company is also the country’s largest sponsor and manager of tax-advantaged energy investment partnerships that finance the exploration and development of the Company’s acreage. For more information, visit Atlas Energy’s website at www.atlasenergyresources.com or contact investor relations at InvestorRelations@atlasamerica.com.

Atlas America, Inc. owns approximately 48% of the Class B common unit interests and all of the management incentive interests in Atlas Energy Resources, LLC. Atlas America, Inc. also owns 1.1 million common units in Atlas Pipeline Partners, L.P. (NYSE: APL) and a 64% interest in Atlas Pipeline Holdings, L.P. (NYSE: AHD), a limited partnership which owns the general partner interest, all the incentive distribution rights and 5.8 million common units of Atlas Pipeline Partners, L.P. For more information, please visit our website at www.atlasamerica.com, or contact Investor Relations at InvestorRelations@atlasamerica.com.

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Atlas Energy cautions readers that any forward-looking information is not a guarantee of future performance. Such forward-looking statements include, but are not limited to, statements or assumptions regarding whether the proposed merger between Atlas America and Atlas Energy will occur, statements about the benefits of such proposed merger, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Risks, assumptions and uncertainties that could cause actual results to materially differ from the forward-looking statements include, but are not limited to, those associated with general economic and business conditions; well production and acreage potential; changes in commodity price; the possibility that the proposed merger might not occur; inability to obtain capital needed for operations; the level of indebtedness; changes in government environmental policies; tax consequences of business transactions; and other risks, assumptions and uncertainties detailed from time to time in either company’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including each company’s report on Form 10-K for the year ended December 31, 2008. There can be no assurance that the transactions described in this document will be consummated. Forward-looking statements speak only as of the date hereof, and each company assumes no obligation to update such statements.

Additional Information About the Merger

In connection with the proposed merger between Atlas America and Atlas Energy, Atlas America expects to file with the SEC a Registration Statement on Form S-4 that will include a joint proxy statement of Atlas America and Atlas Energy, which will also constitute a prospectus of Atlas America. Each of Atlas America and Atlas Energy will mail the joint proxy statement/prospectus to their respective equity holders.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER IF AND WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

Investors may obtain free copies of the joint proxy statement/prospectus when it becomes available, as well as other filings containing information about Atlas America and Atlas Energy, without charge, at the SEC’s website at www.sec.gov. In addition, the documents filed with the SEC by Atlas America may be obtained free of charge by directing such request to: Investor Relations, Atlas America, Inc., Westpointe Corporate Center One, 1550 Coraopolis Heights, Moon Township, PA 15108, (412) 262-2830. These documents may also be obtained for free from Atlas America’s Investor Relations website at www.atlasamerica.com. The documents filed with the SEC by Atlas Energy may be obtained free of charge by directing such request to: Investor Relations, Atlas Energy Resources, LLC, Westpointe Corporate Center One, 1550 Coraopolis Heights, Moon Township, PA 15108, (412) 262-2830. These documents may also be obtained for free from Atlas Energy Resource’s Investor Relations website at www.atlasenergyresources.com.

Atlas America, Atlas Energy and their respective directors and executive officers and other members of management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed transaction. Information regarding Atlas America’s directors and executive officers is available in Atlas America’s proxy statement for its 2008 annual meeting of shareholders, which was filed with the SEC on April 30, 2009, and information regarding Atlas Energy’s directors and executive officers is available in Atlas Energy’s proxy statement for its 2008 annual meeting of shareholders, which was filed with the SEC on April 30, 2009. Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and the other relevant documents filed with the SEC if and when they become available.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.